Exhibit 10.4

(PURCHASE) BASIC TRANSACTION AGREEMENT

*	Samsung Electro-Mechanics (the “Buyer”)

*	Pixelplus Co., Ltd. (the “Supplier”)

THIS BASIC TRANSACTION AGREEMENT (this “Agreement”) is made and entered into by and between the Purchaser and the Supplier in order to promote cooperation between the parties for stability in products manufacturing activities and establishment of subcontracting business relationship and to set forth the terms and conditions of the sale and purchase of the products.

Chapter 1

General Provisions

Article 1	Scope of Application

Terms and conditions of this Agreement shall apply to the cases where, pursuant to the purchaser order issued by the Buyer or an individual and separate sale and purchase agreement between the Buyer and the Supplier, the Buyer purchases the products from the Supplier.

Article 2	Basic Agreement and Individual Agreement

2.1	This Agreement sets forth the basic and fundamental terms and conditions of the commercial transactions between the parties hereto, and, unless stated otherwise, the terms and conditions set forth herein shall apply to each individual contracts and/or the purchase orders (the “Individual Contract”). The Buyer and the Supplier shall comply with the terms and conditions of this Agreement and each Individual Contract.

2.2	Each Individual Contract shall provide for date of order, products to be purchased (i.e., name, type, specifications of the products), quantity, purchase price per product, delivery date and place, method and date of payment, etc. and shall be executed by the Buyer and Purchaser. Provided, however, that the parties may set forth certain such terms of the Individual Contracts in the supplemental agreement to be executed by the parties in advance upon mutual consultation between the two.

2.3	Each Individual Contract stipulated in Paragraph 2 above shall become effective upon the Buyer’s delivery of the purchase order or sending an email stating the purchase terms and conditions to the Supplier. Provided, however, that the above provision shall not apply in cases where the Supplier expresses its intent not to accept such purchase order (hereinafter including the ones sent via email) within three (3) days of receipt of the same.

2.4	The Buyer may provide its prospects on its supply demand schedule to the Supplier as a reference to the Supplier for its setting up of a mid to long term manufacturing plan. For avoidance of any doubt, such schedule shall not be deemed as an Individual Contract or a purchase order from the Buyer.

2.5	If the Buyer, at its own expense, purchases and supplies certain raw materials to the Supplier for the manufacturing of the products by the Supplier, such supply of the raw materials shall be separately dealt with by the parties from the contemplated sale and purchase transactions under this Agreement. Provided, however, that if the Supplier breaches this Agreement due to delay in supply of raw materials by the Buyer, etc., the Supplier’s liabilities for such breach may be set-off by the Buyer’s portion of the contributory liabilities.

Article 3	Method of Notice and Recording Keeping

3.1	The parties may communicate with each other on the details of the transactions, including the Individual Contracts, etc. in writing or through email.

3.2	The parties shall maintain and keep record of the relevant documents and materials stipulated in the Fair Transactions in Subcontracting Act, such as this Agreement, the Individual Contracts, purchase orders, receipt of delivery, products inspection results, detail of purchase price payment, tax receipts, etc. and the documents and materials required to be reported, maintained and kept by the Supplier under this Agreement and/or the product warranty agreement related hereto for five (3) years or more from the date of delivery of the relevant products.

Article 4	Submission of Relevant Materials

4.1	Upon commencing the business with the Buyer, the Supplier shall submit the following documents (using specified format of the Buyer) to the Buyer:

a.	Current business status of the Supplier;

b.	Certificate of corporate seal;

c.	Copy of certificate of business license;

d.	Other materials required or deemed necessary by the Purchaser.

4.2	In the event that any changes occur with respect to any of the items in Paragraph 1 above, the Supplier shall submit the relevant materials reflecting such changes.

Chapter 2

Purchase Price

Article 5	Determination of Purchase Price

5.1	Subject to terms and conditions of this Agreement, the purchase price of the products shall be determined through mutual consultation between the parties and shall be stated in each Individual Contract. If deemed necessary by the parties, the parties shall confirm the purchase price of the relevant products by entering into a supplementary agreement in advance before the execution of the relevant Individual Contracts.

5.2	In the event that the economic conditions, etc. significantly change, the parties may adjust the purchase price determined pursuant to Paragraph 1 above accordingly through mutual consultation between the parties.

Chapter 3

Delivery

Article 6	Delivery

6.1	The Supplier shall, or cause its delivery agent to, deliver the products to the place designated by the Buyer.

6.2	The delivery agent of the Supplier shall be determined by the parties upon mutual consultation, and the details of the terms and conditions of such appointment shall be provided for in the Individual Contracts.

6.3	The Purchaser shall take the possession of the products supplied by the Supplier and issue the certificate thereof to the Supplier regardless of the result of the inspection on the supplied products. For avoidance of any doubt, such issuance of the certificate shall not be deemed as acceptance of the products upon inspection by the Buyer pursuant to Article 8 hereof.

Article 7	Duty to Meet Deliver Date

7.1	The Supplier shall deliver the products meeting the relevant specifications within the time period designated for the delivery of such products.

7.2	If the Supplier determines, in its judgment, timely delivery would be difficult, the Supplier shall notify the Buyer of such difficulties in advance and resolve the same upon mutual consultation.

7.3	The Supplier shall indemnify the Buyer of the loss or damage suffered by the Buyer due to delay in delivery of the products by the Supplier, except in the cases where the Supplier fails to deliver the products in time due to the reasons attributable to the Buyer or due to occurrence of force majeure events.

Article 8	Inspection

8.1	The method and standards of the inspection shall be as determined by the Buyer or the Supplier before the execution of the relevant Individual Contracts based on the method and standards proposed by the other party, and may be modified upon mutual consultation between the parties

8.2	The Buyer shall notify the results of the inspection to the Supplier within 10 days of the delivery of the relevant products by the Supplier in writing, and the Buyer’s failure to provide as such shall be deemed as acceptance of the products by the Buyer. Provided, however, that if the inspection requires more time to complete than as provided in this Paragraph 2, the parties may extend the inspection period upon mutual consultation.

Article 9	Test-failed Products

9.1	Upon completion of the inspection, the Buyer shall return the test-failed products to the Supplier, and the Supplier shall replace or repair such products by the time as requested by the Purchaser.

9.2	The Supplier shall be solely responsible for the return of the test-failed products, including the costs related thereto.

9.3	If the test-failed products are lost, destroyed or otherwise damaged due to the reasons not attributable to the Buyer during the Buyer’s custody, the Supplier shall bear the risks (and the costs) of such loss, damage, or destruction, etc.

Article 10	Re-inspection

10.1	If the Supplier does not agree with the result of the inspection of the Buyer in Article 9 above, the Supplier may request re-inspection of the products and the parties shall determine the process of such re-inspection upon mutual consultation.

10.2	The Supplier shall bear the costs and expenses of such re-inspection unless such re-inspection is due to the Buyer’s faults.

Article 11	Transfer of Title

11.1	The title to the products supplied by the Supplier shall be transferred from the Supplier to the Buyer when the relevant products are delivered to the designated place through the designated delivery method, the relevant inspection is completed and the Buyer notifies the Supplier of its acceptance of the products.

11.2	The Buyer shall be obliged to pay the purchase price for the products, of which title have been transferred to the Buyer, to the Supplier.

Chapter 4

Payment of Purchase Price

Article 12	Payment of Purchase Price

12.1	The Buyer may pay the relevant purchase price of the products in two or more installments for any given month for the convenience of business relationship.

12.2	If the Supplier is a statutorily designated mid-size company, the Buyer shall pay the purchase price in a way that the Supplier can receive the cash within 60 days; or if the Supplier is a large corporation, the parties shall determine the method of payment upon mutual consultation.

Article 13	Set-Off

13.1	The Buyer may set off the purchase prices to be paid to the Supplier hereunder against any claims against the Supplier, which is finalized and due.

13.2	It is agreed between the parties that in principle, the set-off stipulated in Paragraph 1 above shall be made in a way that the Buyer and the Supplier exchange the receipts for the set-off amount.

Chapter 5

Product Warranty

Article 14	Warranty

14.1	The Supplier shall warrant the specification, quality and credibility of the products as requested by the Buyer until the delivery of the same.

14.2	In order to perform under Paragraph 1 above, the Supplier shall prepare a standard procedure manual with respect to the entire manufacturing process, constantly manage the process, and carry out internal quality control measures for the products.

14.3	If the Buyer suspects any problems with the quality control of the products, the Buyer may demand improvement of the quality control system of the Supplier and the Supplier shall take necessary measures to address such problems.

Article 15	Post Delivery Warranty

15.1	The warranty on the quality of the products supplied by the Supplier shall run for 3 years of the transfer of title to the Buyer, and in the event that there is any defect in the products due to the reasons attributable to the Supplier, the Supplier shall repair or replace the defective products or refund the relevant purchase price to the Buyer, at the Buyer’s option.

15.2	In the event that any problem occurs to the manufacturing process of the Buyer or to the USER due to the quality of the products supplied by the Supplier to the Buyer, the Buyer may demand corrective measures and damages thereof to the Supplier.

Article 16	Prior Consultation and Approval of Change of Manufacturing Process

If the Supplier wishes to change manufacturing process, manufacturing facilities, raw materials, testing specification and/or standards, which may affect the quality of the products to be supplied by the Supplier, the Supplier shall consult with the Buyer in advance. The Supplier shall be solely responsible for any loss or damage incurred due to any such changes not approved by the Buyer.

Article 17	Product Liability

17.1	The Supplier shall supply the products ordered by the Buyer to the Buyer without any defects.

17.2	In the event that a third party bring a claim or an action against the Buyer for product liability with respect to the products supplied by the Supplier, the Supplier shall, at its own expense, defend such claim or action and hold the Buyer harmless.

17.3	If the Buyer pays any damages in any claim or action in Paragraph 2 above without any faults of the Buyer, the Supplier shall reimburse the amount of the damages paid by the Buyer to the Buyer.

17.4	The Buyer and the Supplier shall cooperate with each other to prevent, defend against, and set forth countermeasures for, the claims and/or actions in Paragraph 2 above.

Chapter 6

Rationalization of Management

Article 18	Enhancement of Competitiveness and Rationalization of Management

For enhancement of competitiveness of the Supplier, the Buyer may demand cooperation of the Supplier for periodic and/or spontaneous check on the management conditions of the Supplier in the event of any of the following cases:

a.	If the Buyer requests periodic comprehensive check and/or evaluation of the management; or

b.	If the Buyer believes that the competitiveness of the Supplier has been, or threatened to be, diminished due to deterioration of the management condition or low profitability of the Supplier.

Article 19	Improvement Proposal

19.1	The Supplier shall actively implement improvement measures and/or proposals for the rationalization of the design, quality control, or delivery with respect to the products to be supplied by the Supplier.

19.2	The Buyer shall, without any delay, review the proposals submitted by the Supplier and notify the results thereof to the Supplier, and if any tangible or intangible improvement, benefits, etc. is realized therefrom, the distribution, scope, and applicable period of such improvement, benefits, etc. shall be determined in accordance with its internal [operational regulation on subcontractor proposal system].

Chapter 7

Supply and Lease of Materials/Facilities

Article 20	Supply of Materials

20.1	The Buyer may provide (raw) materials to be used for the manufacture of the products under the Individual Contracts to the Supplier. In such cases, any matters related to the materials to be provided by the Buyer (the “Supplied Goods”) shall be determined by the parties in advance upon mutual consultation.

20.2	The Supplier shall immediately inspect the Supplied Goods upon receipt thereof, and shall notify the Buyer of any defects and/or shortage (excess) of the same and receive the instructions from the Buyer related thereto. Any costs and expenses related thereto shall be settled by the parties upon mutual consultation.

20.3	If the Supplied Goods provided to the Supplier for free is lost or damaged by the Supplier, the Supplier shall be responsible for repair, replacement or damages related thereto.

20.4	The Buyer shall settle the accounts for the Supplied Goods at least semi-annually, constantly check the shortage/excess thereof and take necessary measures for such shortage/excess upon mutual consultation with the Supplier.

20.5	In the event that the defect rate of the products using the Supplied Goods provided by the Buyer to the Supplier for free exceeds permissible level, the Supplier shall pay to the Buyer the amount equal to the acquisition costs of the Supplied Goods used for the excessive portion of the products. In such cases, the permissible defect rate, and the amount and method of payment shall be determined by the parties upon mutual consultation.

Article 21	Facilities Lease

21.1	If deemed necessary for the manufacturing of the products, the Buyer may lease its facilities to the Supplier.

21.2	If deemed necessary and requested by the Buyer, the Supplier shall take out insurance for the facilities/supplies leased by the Buyer (the “Leased Facilities”) and provide the Buyer with such insurance policy.

21.3	The term of lease for the Leased Facilities shall be one year, and may be adjusted upon mutual consultation between the parties.

21.4	The Buyer shall provide technical support with respect to the Leased Facilities, and the Supplier shall maintain and operate the Leased Facilities in a way not to cause any damage or malfunction of the same. The Supplier shall be responsible for any and all accidents related to the use and operation of the Leased Facilities.

Article 22	Manufacturing and Amortization of Mold

22.1	The molds or equipment necessary for the manufacturing and processing of the products to be supplied hereunder (the “Mold”) may be designed and manufactured before the manufacturing of the relevant products at the expenses of the Buyer or the Supplier. In the event that the Mold is designed and manufactured at the expense of the Supplier, the amortization shall be made in a way that the actual cost of manufacturing shall be included in the purchase price for the relevant products divided by the number of the products to be manufactured. The calculation of the manufacturing cost of the Mold and number of the amortization shall be determined separately by the parties upon mutual consultation.

22.2	The Buyer shall have the title ownership to the Mold, of which amortization is completed pursuant to Paragraph 1 above, and the Buyer may acquire title to the relevant Mold, of which amortization is not completed, by paying out the amount yet to be amortized. The purchase price of the relevant products after the completion (or payment) of the amortization shall be reduced by the portion related to cost (or price) of such Mold.

22.3	In the event that the Buyer pays for the portion of the manufacturing price of the Mold, such Mold shall be jointly owned by the Buyer and the Supplier. In such cases, the ownership interest of the parties to such Mold shall be proportionate to the amount paid by each party, but the right of use shall belong to the Buyer. Furthermore, even if the Supplier pays the entire manufacturing costs of the Mold, the Buyer shall have the right of use for such Mold during the agreement term, while the title ownership belongs to the Supplier.

22.4	If any justifiable reason exists for quality control and improvement of the products to be supplied, or if requested by the Supplier, the Buyer may lease or sell a mold or a inspection device and/or equipment necessary for the manufacturing of such products to the Supplier. In such cases, the terms and conditions of such lease or sale (i.e., the lease period, consideration, etc.) shall be provided for in the Individual Contracts.

22.5	The Mold, tools, facilities, and other fixed assets designed/manufactured by the Buyer and processed by the Supplier shall have clear indication of the Buyer’s title ownership thereof, and at any time, the Buyer shall take the possession thereof if there are any legal defects as to the Supplier. If the Supplier shall not use such assets of the Buyer for the purposes other than designated by the Buyer, the Buyer may demand damages against the Supplier for any and all loss or damage related thereto.

Article 23	Title to Supplied Goods or Leased Facilities

23.1	The Buyer shall have title ownership to the Supplied Goods and Leased Facilities, unless they are paid for by the Supplier.

23.2	The Supplier shall take necessary measure to distinguish the Supplied Goods and the Leased Facilities from its own assets (i.e., placing a label on the leased facilities indicating ownership of the Buyer), and shall clearly indicate the Buyer’s ownership in its books. The Supplier shall not cause such Supplied Goods and/or Leased Facilities to be subject to forfeiture or other disposition or enforcement for tax delinquency or a third party claims.

Article 24	Treatment of Supplied Goods and Leased Facilities

24.1	The Supplier shall not use the Supplied Goods and/or the Leased Facilities for any purposes other than the designated purposes, and shall not transfer the same to any third party.

24.2	The Supplier shall immediately return the Supplied Goods and/or the Leased Facilities in any of the following cases:

a.	If the use of the Supplied Goods and/or the Leased Facilities is no longer necessary;

b.	If requested by the Buyer;

c.	If the leased term expires; or

d.	The relevant agreement is terminated.

Article 25.	Safekeeping of Drawings, Specifications, etc.

25.1	The Supplier shall manage and maintain the drawing, documents, specifications, and samples, etc. borrowed from the Buyer (the “Borrowed Materials”) with care required for a person with fiduciary duty and shall return the Borrowed Materials upon the Buyer’s request or if such is no longer used by the Supplier.

25.2	The Supplier shall not use the Borrowed Materials in Paragraph 1 for the purposes other than the ones stipulated in the relevant Individual Contracts.

25.3	The Supplier shall modify or copy the Borrowed Materials without written approval of the Buyer.

25.4	The Supplier shall not disclose, lease or otherwise dispose of the Borrowed Materials without written approval of the Buyer. The foregoing provision shall apply to any copied and/or modified materials stipulated in Paragraph 3 above.

25.5	If the Supplier defaces, lose, or damage the Borrowed Materials, or violate the provisions in Paragraphs 3 and 4 above, Article 29 hereof shall apply.

Chapter 8

General Matters

Article 26	Support and Cooperation

26.1	If deemed necessary by the Buyer, the Buyer may support and/or advise the Supplier on management, technology, etc., and in such cases, the Supplier shall cooperate in good faith.

26.2	If deemed necessary by the Buyer or requested by the Supplier, the Buyer may dispatch its staff to the Supplier upon mutual consent of the parties.

Article 27	Intellectual Property Rights

27.1	In the event that the Supplier comes up with new invention or design based on the information provided by the Buyer (specifications, drawings, test data, idea, method of use, parts, etc.) and wishes to file an application for patent, design use, copyright, or other intellectual property rights (the “Intellectual Property Rights”), the Supplier shall notify the Buyer the details thereof.

27.2	The ownership and use of the Intellectual Property Rights in Paragraph 1 above shall be determined upon mutual consultation between the parties.

Article 28	Infringement of Intellectual Property Rights

28.1	The Supplier shall not infringe upon any third party’s intellectual property rights in performing hereunder and the Individual Contracts. The Supplier shall immediately notify, and consult with, the Buyer if the Supplier has infringed upon a third party’s intellectual property rights, or there is any concern for such infringement.

28.2	If a third party brings an infringement claim against the Supplier for damages with respect to the products manufactured, processed, or repaired by the Supplier, the Supplier shall resolve such claim at its own expense and responsibility, and shall indemnify the Buyer of any loss or damage incurred by the Buyer from such claim (i.e., damages and or administrative costs, etc.).

28.3	With respect to the Intellectual Property Rights of the parties, either party shall not manufacture or sell any products using the Intellectual Property Rights of the other party, or provide such Intellectual Property Rights to a third party without prior written approval of the other party.

Article 29	Duty to Perform

The Supplier shall be responsible to perform its obligations hereunder even if the Supplier subcontracts with a third party to manufacture, process, or repair the products, and all provisions of this Agreement shall apply thereto.

Article 30	Assignment

Either party shall not transfer, assign, or provide as security interest, all or a part of its rights hereunder or under the Individual Contracts to a third party without written approval of the other party.

Article 31	Confidentiality

31.1	Either party shall not disclose any confidential information of the other party received/obtained through the contemplated transactions under this Agreement to a third party.

31.2	The Buyer and the Supplier shall comply with the provisions in Paragraph 1 above during the term of this Agreement as well as three (3) years of the expiration or the termination of this Agreement, and shall indemnify the other party of any loss or damage incurred by the other party due to its violation of the same.

Article 32	Duty to Prevent Unfair Business Practices/Corruption

32.1	The parties shall exert their best efforts to deal with each other in fair manners, and shall not engage in any unfair business practices or any activities which contradicts norms of the society (i.e., bribery, provision of entertainment, etc.).

32.2	Either party shall not initiate/commence a business relationship entailing payment of certain consideration for employment or advice with any employee of the other party who has been engaged in any unfair business dealings before the expiration of one year period from his/her termination of the employment.

Article 33	Termination

33.1	Either party may terminate this Agreement in whole or in part without any notice thereof in event of any of the followings to the other party:

a.	If performance under the agreement becomes impossible;

b.	If order has been rendered by the relevant government authorities for cancellation, close, etc. of the business;

c.	If an application for bankruptcy or corporate restructuring has been filed with the court;

d.	If the transactions with financial institutions have been suspended;

e.	Provisional attachment, attachment, or forfeiture has been enforced by a third party and thereby rendering performance under the agreement difficult; or

f.	If there has been no business performance for six (6) months.

33.2	In the event of any of the following cases, either party may terminate this Agreement if such party demands corrective measures or performance of the obligations to the other party in writing and the other party fails to correct the situation or perform its obligation within 30 days of such demand:

a.	If the other party is designated as an undesirable company upon periodic comprehensive evaluation of the subcontractors or assessment of the products quality;

b.	If any unfair trade activities stipulated in Article 32 hereof occurs;

c.	If the Buyer suffers material loss or damage due to quality or delivery of the products supplied by the Supplier, or there is a concern for such loss or damage; or

d.	If the Supplier explicitly or implicitly expresses its intent not to perform its obligations.

33.3	Notwithstanding Paragraph 2 above, if unavoidable circumstances arise and either party wishes to terminate this Agreement in whole or in part, the parties may agree as such upon mutual consultation.

Article 34	Right to Claim Damages

Either party may claim damages against the other party in the event of any of the following cases:

Breach of this Agreement or the Individual Contracts; or

Termination of this Agreement pursuant to Article 32.

Article 35	Jurisdiction

Any dispute arises from, or with respect to, this Agreement and/or the Individual Contract shall be submitted before the following court:

*	Suwon District Court

Article 36	Term

This Agreement shall be effective for a period of one (1) year. Provided, however, that the original term or extended term of this Agreement shall be automatically extended for another year on the same terms and conditions unless either party notify the other party of its intent to terminate this Agreement at least one (1) month prior to the expiration of the original or relevant extended term.

It is agreed by the parties that in principle, this Agreement shall be renewed any time when representative director, trade name, registered office, business license number is changed with respect to either party. Provided, however, that the parties may acknowledge the effectiveness of this Agreement upon exchanging confirmation of the change with each other.

Article 37	Amendment

This Agreement may be amended or modified upon written consent of the parties.

Article 38	Resolution upon Consultation

Any matters not stipulated in this Agreement shall be settled/resolved in accordance with the applicable civil and commercial laws; if there is no such applicable law, the parties shall follow the prevailing business custom and/or practices; and for others, the parties shall resolve the matter upon mutual consultation with each other.

IN WITNESS WHEREOF, this Agreement has been prepared in duplicates, and after they are executed and seals have been affixed thereto, each party shall keep a set. Upon execution of this Agreement, the existing agreement between the parties shall no longer be effective.

February 1, 2005

By:	/s/ Seo Kyu Lee
Name:	Seo Kyu Lee